CONFIDENTIAL
March 18, 2014
Laura Piccinini
Dear Laura:
Kinetic Concepts, Inc., the parent company of KCI Medical S.r.l. ("KCI") is pleased to provide you with this KCI Stay Bonus Agreement (the "Agreement"), which is designed to incentivize your retention, and continued high performance and dedication following the recent announcement of organizational changes. This Agreement provides for the payment of a retention or stay incentive, under certain conditions, as discussed more fully below.
Bonus Opportunity
Subject to the other provisions of this Agreement, you shall be eligible to receive a lump sum stay bonus of $75,000 (the "Stay Bonus"), less any applicable withholding taxes, in the event you remain employed with KCI through March 18, 2015.
Corporate Success Bonus
In addition, if you are eligible to receive a Stay Bonus, and if regional revenue meets the revenue forecast for the period of April 1, 2014 through December 31, 2014, you shall also become eligible to receive a success bonus equal to $25,000 (the "Success Bonus"). Payment of the Stay Bonus and Success Bonus, if any, will be made in a lump sum, less any applicable withholding taxes, on the payment date for the first payroll period after March 18, 2015 (the "Bonus Payment Date").
Rights on Termination of Employment
If your employment with KCI is terminated by KCI without Cause prior to the Bonus Payment Date, you shall be paid the Stay Bonus and, if earned, the Success Bonus, on the Bonus Payment Date. Any payment made pursuant to this Agreement will be in addition to rather than in lieu of any payment you are entitled to receive under another severance, retention or any similar plan or agreement of or with KCI.
If your employment with KCI is terminated for Cause prior to the Bonus Payment Date, you shall forfeit the right to receive any payment pursuant to this Agreement.
General Provisions
The terms, conditions and existence of this Agreement are confidential, and you agree to treat such terms and conditions on a confidential basis. We also would like to remind you of your obligations to maintain the confidentiality of KCI's confidential information pursuant to KCI's Code of Conduct and the confidentiality agreement you signed with KCI.
You will be required to sign a general release of any claims against KCI and parties related to KCI in a form provided by KCI in order to receive any payment pursuant to this Agreement. This Agreement does not alter or in any way modify your employment relationship with KCI or create any rights to continued employment.
This Agreement is the complete agreement of the parties concerning the subject matter hereof and supersedes any other agreements, representations or understandings between you and KCI relating to the subject matter hereof.
KCI may assign this Agreement, including all rights and obligations hereunder, at any time to any of its affiliates or to any purchaser in a transaction involving the sale of all or substantially all of KCI's assets.

Definition
For purposes of the Agreement:
"Cause" means conduct involving one or more of the following: (i) your substantial and continuing failure to render services to KCI in accordance with your obligations and position with KCI; provided that KCI provides you with adequate notice of such failure and, if such failure is capable of cure, you fail to cure such failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) your indictment of, conviction of, or no contest plea to an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach by you of the terms of an agreement between you and KCI or any material breach by you of any material KCI policy.

Please contact me should you have any questions.

Sincerely,

/s/ David A. Lillback

David A. Lillback,
Senior Vice President, Human Resources
Kinetic Concepts, Inc.

UNDERSTOOD AND AGREED:

/s/ Laura Piccinini	March 20, 2014
Name	Date